                                                                 Morgan Stanley
                                                                 Charter Series

      February 2003
      Monthly Report

This Monthly Report supplements the Charter Funds' Prospectus dated February 26, 2003.

                                                         Issued: March 31, 2003

[LOGO] Morgan Stanley

MORGAN STANLEY CHARTER SERIES

HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. Past performance is not necessarily indicative of future results.

                                                                                        INCEPTION-
                                                                                         TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000   2001    2002     2003     RETURN     RETURN
FUND                %       %    %    %    %      %       %      %       %        %         %          %
-------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --     --    (4.2)     15.4      10.6       --
                                                                      (3 mos.) (2 mos.)
-------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8  (3.3)    29.1     25.9     175.0      11.9
                 (10 mos.)                                                     (2 mos.)
-------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0   9.7     36.8     17.7     121.8      22.0
                                               (10 mos.)                       (2 mos.)
-------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1  (11.3)   21.1     11.7      24.9       5.7
                                               (10 mos.)                       (2 mos.)
-------------------------------------------------------------------------------------------------------------
Charter Welton..    --      --  --    --  --    (10.7)   (8.2) (13.0)   5.5      0.3      (24.6)     (6.8)
                                               (10 mos.)                       (2 mos.)
-------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION

825 Third Avenue, 9th Floor
New York, NY 10022
Telephone (212) 310-6444

Morgan Stanley Charter Series
Monthly Report
February 2003

Dear Limited Partner:

  The Net Asset Value per Unit for each of the five Morgan Stanley Charter Funds as of February 28, 2003 was as follows:

                                                                 % CHANGE FOR
  FUND                                                    N.A.V.    MONTH
  ---------------------------------------------------------------------------
  Charter Campbell                                        $11.06     7.39%
  ---------------------------------------------------------------------------
  Charter MSFCM                                           $27.50    11.69%
  ---------------------------------------------------------------------------
  Charter Graham                                          $22.18     8.60%
  ---------------------------------------------------------------------------
  Charter Millburn                                        $12.49     6.77%
  ---------------------------------------------------------------------------
  Charter Welton                                           $7.54      .12%
  ---------------------------------------------------------------------------

  Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.

  The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

  Limited Partners of Charter Welton are reminded that effective December 31, 2002, trading within the Fund terminated. Demeter Management Corporation, the general partner of Charter Welton, intends to dissolve the Fund effective April 30, 2003.

  Should you have any questions concerning this report, please feel free to contact Demeter Management Corpo-ration, 825 Third Avenue, 9th Floor, New York, NY 10022, or your Morgan Stanley Financial Advisor.

  I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.


Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
President
Demeter Management Corporation
General Partner

CHARTER CAMPBELL

                                    [CHART]

                        Month ended             YTD ended
                      February 28, 2003      February 28, 2003
                      -----------------      -----------------
Currencies                 3.68%                   7.44%
Interest Rates             1.77%                   2.90%
Stock Indices              0.16%                   0.10%
Energies                   4.59%                   8.55%
Metals                    -0.28%                   0.17%

Note: Reflects trading results only and does not include fees or interest income.


FACTORS INFLUENCING MONTHLY TRADING GAINS:

.. In the energy markets, gains resulted from long positions in natural gas and heating oil futures as prices jumped sharply higher amid fears that extremely cold weather in the U.S. northeast and midwest could further deplete already diminished supplies. Additional gains were recorded from long futures positions in crude oil and its related products as prices continued to trend higher amid the increasing likelihood of military action against Iraq.
.. In the currency markets, gains were recorded from short positions in the British pound versus the U.S. dollar as the value of the pound decreased due to weak economic data out of the U.K and an interest rate cut by the Bank of England. Additional gains were recorded from long positions in the Canadian dollar, Australian dollar, and South African rand versus the U.S. dollar as the value of these currencies increased on the heels of higher commodity prices.
.. In the global interest rate futures markets, gains were recorded from long positions in European and U.S. interest rate futures as prices moved higher as investors continued to seek the "safe haven" of fixed income investments in response to prolonged uncertainty in global equity markets.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

.. In the metals markets, long positions in gold futures experienced losses as precious metals prices declined in response to U.N. sponsored proposals to resolve tensions in the Persian Gulf region.

CHARTER MSFCM

                                    [CHART]

                    Month ended           YTD ended
                 February 28, 2003    February 28, 2003
                 -----------------    -----------------
Currencies             5.00%                9.65%
Interest Rates         3.98%                6.39%
Stock Indices         -0.04%                0.23%
Energies               8.05%               15.14%
Metals                -1.77%                0.47%

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

.. In the energy markets, gains resulted from long positions in natural gas futures as prices jumped sharply higher amid fears that extremely cold weather in the U.S. northeast and midwest could further deplete already diminished supplies. Additional gains were recorded from long positions in crude oil futures as prices continued to trend higher amid the increasing likelihood of military action against Iraq.
.. In the currency markets, gains were recorded from short positions in the British pound versus the euro as the value of the pound decreased due to weak economic data out of the U.K and an interest rate cut by the Bank of England. Additional gains were recorded from long positions in the Australian dollar and South African rand versus the U.S. dollar as the value of these currencies increased on the heels of higher commodity prices.
.. In the global interest rate futures markets, gains were recorded from long positions in German, U.S. and Japanese interest rate futures as prices moved higher as investors continued to seek the "safe haven" of fixed income investments in response to prolonged uncertainty in global equity markets.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

.. In the metals markets, losses were recorded from long positions in aluminum and copper futures as base metals prices moved lower due to continued pessimism regarding a global economic recovery.

CHARTER GRAHAM

                                    [CHART]

                 Month ended          YTD ended
              February 28, 2003   February 28, 2003
              -----------------   -----------------
Currencies         2.13%                7.14%
Interest Rates     5.14%                6.06%
Stock Indices      0.12%                0.10%
Energies           3.52%                7.99%
Metals             0.01%                0.11%
Agriculturals      0.42%                0.76%

Note: Reflects trading results only and does not include fees or interest income.


FACTORS INFLUENCING MONTHLY TRADING GAINS:

.. In the global interest rate futures markets, gains were recorded from long positions in U.S. and European interest rate futures as prices moved higher as investors continued to seek the "safe haven" of fixed income investments in response to prolonged uncertainty in global equity markets.
.. In the energy markets, gains resulted from long positions in natural gas futures as prices jumped sharply higher amid fears that extremely cold weather in the U.S. northeast and midwest could further deplete already diminished supplies. Additional gains were recorded from long futures positions in crude oil and its related products as prices continued to trend higher amid the increasing likelihood of military action against Iraq.
.. In the currency markets, gains were recorded from short positions in the British pound versus the euro as the value of the pound decreased due to weak economic data out of the U.K and an interest rate cut by the Bank of England. Additional gains were recorded from long positions in the Canadian dollar, South African rand, and Australian dollar versus the U.S. dollar as the value of these currencies increased on the heels of higher commodity prices.
.. In the agricultural markets, gains were recorded from short positions in corn futures as prices declined amid technically based selling.

CHARTER MILLBURN


                                    [CHART]

                          Month ended           YTD ended
                        February 28, 2003    February 28, 2003
                        -----------------    -----------------
Currencies                  -1.39%                0.55%
Interest Rates               3.95%                4.72%
Stock Indices               -0.39%               -0.60%
Energies                     6.64%                8.66%
Metals                      -0.79%               -0.12%
Agriculturals                0.24%                0.07%

Note: Reflects trading results only and does not include fees or interest income.


FACTORS INFLUENCING MONTHLY TRADING GAINS:

.. In the energy markets, gains resulted from long positions in natural gas futures as prices jumped sharply higher amid fears that extremely cold weather in the U.S. northeast and midwest could further deplete already diminished supplies. Additional gains were recorded from long futures positions in crude oil and its related products as prices continued to trend higher amid the increasing likelihood of military action against Iraq.
.. In the global interest rate futures markets, gains were recorded from long positions in German and U.S. interest rate futures as prices moved higher as investors continued to seek the "safe haven" of fixed income investments in response to prolonged uncertainty in global equity markets.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

..  In the currency markets, short positions in the Japanese yen versus the U.S.
   dollar resulted in losses as the yen's value increased amid a moderate rebound in Japanese equity prices early in the month.
.. In the metals markets, long positions in gold futures experienced losses as precious metals prices declined in response to U.N. sponsored proposals to resolve tensions in the Persian Gulf region. Additional losses were recorded from long positions in aluminum futures as base metals prices moved lower due to continued pessimism regarding a global economic recovery.

                      This page intentionally left blank.

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED FEBRUARY 28, 2003  (UNAUDITED)

                                               MORGAN STANLEY
                                           CHARTER CAMPBELL L.P.
                                         --------------------------
                                                    PERCENTAGE OF
                                                   FEBRUARY 1, 2003
                                                      BEGINNING
                                          AMOUNT   NET ASSET VALUE
                                         --------- ----------------
                                            $             %
            REVENUES
            Trading profit (loss):
              Realized                   1,740,686       6.50
              Net change in unrealized     919,979       3.44
                                         ---------      -----
               Total Trading Results     2,660,665       9.94
            Interest income (Note 2)        19,972        .07
                                         ---------      -----
               Total Revenues            2,680,637      10.01
                                         ---------      -----

            EXPENSES
            Incentive fees (Note 2 & 3)    489,751       1.83
            Brokerage fees (Note 2)        150,568        .56
            Management fees (Note 2 & 3)    61,343        .23
                                         ---------      -----
               Total Expenses              701,662       2.62
                                         ---------      -----
            NET INCOME                   1,978,975       7.39
                                         =========      =====

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED FEBRUARY 28, 2003  (UNAUDITED)

                                                        MORGAN STANLEY
                                                     CHARTER CAMPBELL L.P.
                                              -----------------------------------
                                                  UNITS        AMOUNT    PER UNIT
                                              -------------  ----------  --------
                                                                 $          $
Net Asset Value, February 1, 2003             2,598,927.009  26,767,723   10.30
Net Income                                          --        1,978,975     .76
Redemptions                                     (16,641.542)   (184,055)  11.06
Subscriptions                                   683,890.005   7,563,823   11.06
                                              -------------  ----------
Net Asset Value, February 28, 2003            3,266,175.472  36,126,466   11.06
                                              =============  ==========

                                MORGAN STANLEY
                              CHARTER MSFCM L.P.
                          ---------------------------
                                      PERCENTAGE OF
                                     FEBRUARY 1, 2003
                                        BEGINNING
                            AMOUNT   NET ASSET VALUE
                          ---------- ----------------
                              $             %
                          11,830,922      11.56
                           3,757,090       3.67
                          ----------      -----
                          15,588,012      15.23
                              89,074        .09
                          ----------      -----
                          15,677,086      15.32
                          ----------      -----

                           2,968,373       2.90
                             575,600        .56
                             170,548        .17
                          ----------      -----
                           3,714,521       3.63
                          ----------      -----
                          11,962,565      11.69
                          ==========      =====



                                 MORGAN STANLEY
                               CHARTER MSFCM L.P.
                      ------------------------------------
                          UNITS         AMOUNT    PER UNIT
                      -------------  -----------  --------
                                          $          $

                      4,155,684.496  102,328,856   24.62
                            --        11,962,565    2.88
                        (22,647.482)    (622,806)  27.50
                        382,750.361   10,525,636   27.50
                      -------------  -----------

                      4,515,787.375  124,194,251   27.50
                      =============  ===========

  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED FEBRUARY 28, 2003  (UNAUDITED)

                                               MORGAN STANLEY
                                            CHARTER GRAHAM L.P.
                                        ---------------------------
                                                     PERCENTAGE OF
                                                    FEBRUARY 1, 2003
                                                       BEGINNING
                                          AMOUNT    NET ASSET VALUE
                                        ----------  ----------------
                                            $              %
           REVENUES
           Trading profit (loss):
             Realized                   15,999,200       11.86
             Net change in unrealized     (678,711)       (.50)
                                        ----------       -----
              Total Trading Results     15,320,489       11.36
           Interest income (Note 2)        128,392         .10
                                        ----------       -----
              Total Revenues            15,448,881       11.46
                                        ----------       -----

           EXPENSES
           Incentive fees (Note 2 & 3)   2,867,436        2.13
           Brokerage fees (Note 2)         758,553         .56
           Management fees (Note 2 & 3)    224,756         .17
                                        ----------       -----
              Total Expenses             3,850,745        2.86
                                        ----------       -----
           NET INCOME                   11,598,136        8.60
                                        ==========       =====

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED FEBRUARY 28, 2003  (UNAUDITED)

                                           MORGAN STANLEY
                                        CHARTER GRAHAM L.P.
                                ------------------------------------
                                    UNITS         AMOUNT    PER UNIT
                                -------------  -----------  --------
                                                    $          $
            Net Asset Value,
              February 1, 2003  6,602,840.554  134,853,814   20.42
            Net Income                --        11,598,136    1.76
            Redemptions           (40,968.566)    (908,683)  22.18
            Subscriptions         599,814.902   13,303,894   22.18
                                -------------  -----------
            Net Asset Value,
             February 28, 2003  7,161,686.890  158,847,161   22.18
                                =============  ===========

                     MORGAN STANLEY           MORGAN STANLEY
                 CHARTER MILLBURN L.P.      CHARTER WELTON L.P.
               -------------------------- -----------------------
                          PERCENTAGE OF           PERCENTAGE OF
                         FEBRUARY 1, 2003        FEBRUARY 1, 2003
                            BEGINNING               BEGINNING
                AMOUNT   NET ASSET VALUE  AMOUNT NET ASSET VALUE
               --------- ---------------- ------ ----------------
                  $             %           $           %

               2,949,289       6.16        --          --
               1,067,413       2.23        --          --
               ---------       ----       -----        ---
               4,016,702       8.39        --          --
                  52,390        .11       9,060        .12
               ---------       ----       -----        ---
               4,069,092       8.50       9,060        .12
               ---------       ----       -----        ---

                 476,219        .99        --          --
                 269,483        .56        --          --
                  79,846        .18        --          --
               ---------       ----       -----        ---
                 825,548       1.73        --          --
               ---------       ----       -----        ---
               3,243,544       6.77       9,060        .12
               =========       ====       =====        ===



               MORGAN STANLEY                      MORGAN STANLEY
            CHARTER MILLBURN L.P.               CHARTER WELTON L.P.
     ----------------------------------- ----------------------------------
         UNITS        AMOUNT    PER UNIT     UNITS       AMOUNT    PER UNIT
     -------------  ----------  -------- ------------  ----------  --------
                        $          $                       $          $

     4,096,077.281  47,908,060   11.70    976,725.135   7,351,141    7.52
           --        3,243,544     .79        --            9,060     .02
       (45,022.388)   (562,330)  12.49   (240,314.229) (1,811,969)   7.54
       204,769.839   2,557,575   12.49        --           --        7.54
     -------------  ----------           ------------  ----------

     4,255,824.732  53,146,849   12.49    736,410.906   5,548,232    7.54
     =============  ==========           ============  ==========

  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(unaudited)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), Morgan Stanley Charter Millburn L.P. ("Charter Millburn"), and Morgan Stanley Charter Welton L.P. ("Charter Welton") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts and forward contracts on physical commodities and other commodity interests, including foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").
  The Partnerships' general partner is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW, Inc. ("Morgan Stanley DW"). The clearing commodity brokers for the Partnerships are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). The trading advisor for Charter MSFCM is Morgan Stanley Futures & Currency Management Inc. ("MSFCM"). Demeter, Morgan Stanley DW, MS & Co., MSIL and MSFCM are wholly-owned subsidiaries of Morgan Stanley.
  Effective December 31, 2002, Demeter terminated trading within Charter Welton and commenced dissolution of the Partnership pursuant to its Limited
Partnership Agreement.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based on their proportional ownership interests.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profit
(loss) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership, except Charter Welton which pays no fee, pays a flat-rate monthly brokerage fee of 1/12 of 6.75% of the Partnership's Net Assets as of the first day of each month (a

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

6.75% annual rate). Such fees currently cover all brokerage commissions, transaction fees and costs and ordinary administrative and offering expenses.

OPERATING EXPENSES. Each Partnership incurs monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the Limited Partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited Partners may redeem some or all of their Units as of the last day of the sixth month following the closing at which a person first becomes a Limited Partner. Redemptions may only be made in whole Units, with a minimum of 100 Units required for each redemption, unless a Limited Partner is redeeming his entire interest in the Partnership.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than 180 days after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may transfer their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Charter Welton terminated trading on December 31, 2002 and has commenced dissolution of the Partnership pursuant to the Fund's Limited Partnership Agreement. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership, except Charter Welton, pays brokerage fees to Morgan Stanley DW as described in Note 1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.
  Charter MSFCM pays management and incentive fees (if any) to MSFCM.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of Charter Campbell, Charter MSFCM, Charter Graham and Charter Millburn, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:

Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.

Morgan Stanley Charter MSFCM L.P.
  Morgan Stanley Futures & Currency Management Inc.

Morgan Stanley Charter Graham L.P.
  Graham Capital Management L.P.

Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. Each Partnership, except Charter Welton which pays no fee, pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) or, in the case of Charter Campbell, a monthly fee equal to 1/12 of 2.75% (a 2.75% annual rate), of the Partnership's Net

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(concluded)

Assets under management by each trading advisor as of the first day of each month.

INCENTIVE FEE. Each Partnership's, except Charter Welton which pays no fee, incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham and Charter Millburn.
  Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must earn back such losses before that trading advisor is eligible for an incentive fee in the future.

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